Exhibit 2.1

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "ST. RENATUS, LLC", FILED IN THIS OFFICE ON THE SIXTH DAY OF SEPTEMBER, A.D. 2006, AT 12:39 O'CLOCK P.M.

4215286 8100 060824134	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5022226 DATE: 09-06-06

CERTIFICATE OF FORMATION

OF

ST. RENATUS, LLC

This Certificate of Formation of a Delaware limited liability company is submitted pursuant to Section 18-201 of the Delaware Code:

I.
Name of Limited Liability Company

The name of the limited liability company is:

               St. Renatus, LLC

II.
Registered Office; Registered Agent

The address of the registered office of the limited liability company in the State of Delaware is 615 South Dupont Highway, Dover, Delaware 19901 in the County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation on September 6, 2006.

Deanna Counsell
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:22 PM 09/06/2006 FILED 12:39 PM 09/06/2006 SRV 060824134 - 4215286 FILE